Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-211718

Pricing Supplement dated July 23, 2018 to the

Prospectus Supplement dated June 30, 2016 and

Prospectus Dated June 30, 2016

The Toronto-Dominion Bank $10,000,000 Callable Step Up Notes Due July 26, 2023

The Toronto-Dominion Bank (“TD” or “we”) has offered the Callable Step Up Notes due July 26, 2023 (the “Notes”) described below.

CUSIP / ISIN: 89114QPL6 / US89114QPL67

The Notes will accrue interest at the following fixed rates:

▪	July 26, 2018 to but excluding July 26, 2019: 3.00%
▪	July 26, 2019 to but excluding July 26, 2020: 3.25%
▪	July 26, 2020 to but excluding July 26, 2021: 3.50%
▪	July 26, 2021 to but excluding July 26, 2022: 4.00%
▪	July 26, 2022 to but excluding July 26, 2023: 5.00%

TD will pay interest on the Notes quarterly on the 26th calendar day of January, April, July and October of each year (each an “Interest Payment Date”), commencing on October 26, 2018.

TD may, at its option, elect to redeem the Notes in whole, but not in part, on any Optional Call Date, upon five Business Days’ prior written notice, commencing on July 26, 2019.

Any payments on the Notes are subject to the credit risk of TD. The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Investment in the Notes involves a number of risks. See “Additional Risk Factors” on page P-5 of this pricing supplement, “Risk Factors” beginning on page S-4 of the prospectus supplement dated June 30, 2016 (the “prospectus supplement”) and “Risk Factors” beginning on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on or about July 26, 2018, against payment in immediately available funds.

	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Security	$1,000.00	$13.57	$986.43
Total	$10,000,000.00	$135,700.00	$9,864,300.00

1 Barclays Capital Inc. offered the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices determined at the time of each sale; provided that, such prices are not less than $992.50 (99.25%) or greater than $1,000 per $1,000 principal amount. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.

2 TD Securities (USA) LLC will receive a commission of up to $13.57 (1.357%) per $1,000 principal amount of the Notes and will use a portion of that commission to allow selling concessions to Barclays Capital Inc. in connection with the distribution of the Notes. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The total “Underwriting Discount” and “Proceeds to TD” specified above reflect the aggregate of the underwriting discount per Note at the time TD established its hedge positions on or prior to the Pricing Date, which was variable and fluctuated depending on market conditions at such times. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-8 of this pricing supplement.

TD SECURITIES (USA) LLC		BARCLAYS CAPITAL INC
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Callable Step Up Notes Due July 26, 2023

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement and the prospectus.

Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities
Type of Note:	Callable Step Up Notes
CUSIP / ISIN:	89114QPL6 / US89114QPL67
Underwriters:	TD Securities (USA) LLC and Barclays Capital Inc.
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount:	$1,000 per Note
Issue Price:	Variable. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Pricing Date:	July 23, 2018
Issue Date:	July 26, 2018
Maturity Date:	July 26, 2023, subject to redemption by TD prior to the maturity date as set forth below under “Redemption.”
Payment at Maturity	If the Notes have not been redeemed by us, as described elsewhere in this pricing supplement, TD will pay you the Principal Amount of your Notes plus any accrued and unpaid interest.
Interest Rate:

Rates per annum, payable quarterly in arrears (equal payments):

July 26, 2018 to but excluding July 26, 2019: 3.00%

July 26, 2019 to but excluding July 26, 2020: 3.25%

July 26, 2020 to but excluding July 26, 2021: 3.50%

July 26, 2021 to but excluding July 26, 2022: 4.00%

July 26, 2022 to but excluding July 26, 2023: 5.00%

Day Count Fraction:	30/360
Interest Payment Dates:	Quarterly, on the 26th calendar day of January, April, July and October of each year, commencing on October 26, 2018. If an Interest Payment Date is not a Business Day, interest shall be paid on the next Business Day, without adjustment for period end dates and no interest shall be paid in respect of the delay.
Redemption:	The Notes are redeemable by TD, in whole, but not in part, on any Optional Call Date at 100% of their Principal Amount together with accrued and unpaid interest, if any, to, but excluding the applicable Optional Call Date. TD will provide written notice to DTC at least five (5) Business Days prior to the applicable Optional Call Date.
Optional Call Dates:	The 26th calendar day of January, April, July and October of each year, commencing on July 26, 2019, and ending on the Interest Payment Date immediately preceding the Maturity Date. If an Optional Call Date is not a Business Day, then the Notes shall be redeemable on the next Business Day and no interest shall be paid in respect of the delay.

TD SECURITIES (USA) LLC		BARCLAYS CAPITAL INC
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Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
U.S. Tax Treatment:	The Notes should be treated for U.S. federal income tax purposes as fixed rate debt instruments that may be issued with original issue discount as discussed further herein under “Supplemental Discussion of U.S. Federal Income Tax Consequences”, which apply to your notes.
Canadian Tax Treatment:	Please see the discussion under the caption “Tax Consequences—Canadian Taxation” in the prospectus, which applies to your Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).
Terms Incorporated in the Master Note:	All of the terms appearing above the item captioned “Listing” above and the terms appearing under the caption “Description of the Notes We May Offer” in the prospectus supplement, as modified by this pricing supplement.

TD SECURITIES (USA) LLC		BARCLAYS CAPITAL INC
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Additional Terms of Your Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, relating to our Senior Debt Securities, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” on page P-5 of this pricing supplement, “Risk Factors” beginning on page S-4 of the prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm
▪	Prospectus Supplement dated June 30, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000119312516638460/d191617d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries. Alternatively, The Toronto-Dominion Bank, any agent or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you so request by calling 1-855-303-3234.

We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC		BARCLAYS CAPITAL INC
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Additional Risk Factors

The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the prospectus supplement and the prospectus.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Interest Payment Dates and the Maturity Date, and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.

The Price You Paid for the Notes May Be Higher than the Prices Paid by Other Investors.

Barclays Capital Inc. offered the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices determined at the time of each sale. Accordingly, there is a risk that the price you paid for your Notes will be higher than the prices paid by other investors based on the date and time you made your purchase, from whom you purchased the Notes, any related transaction costs, whether you hold your Notes in a brokerage account, a fiduciary or fee-based account or another type of account, and other market factors.

The Notes Are Subject to Early Redemption at TD's Option.

TD has the option to redeem the Notes on any Optional Call Dates as set forth above. It is more likely that we will redeem the Notes prior to the Maturity Date to the extent that the interest payable on the Notes is greater than the interest that would be payable on our other instruments of a comparable maturity, terms and credit rating trading in the market. If the Notes are redeemed prior to their stated Maturity Date, you may have to re-invest the proceeds in a lower rate environment.

The Step Up Feature Presents Different Investment Considerations Than Fixed Rate Notes.

The interest rate payable on the Notes during their term will increase from the initial Interest Rate, subject to TD's right to redeem the Notes on any Optional Call Date. You should not expect to earn the higher stated Interest Rates which are applicable only after the first Optional Call Date because the Notes may be redeemed prior to the stated Maturity Date. Should general market interest rates increase beyond the rates provided by the Notes during the term of the Notes, we will likely not redeem the Notes, and investors will be holding Notes that bear interest at below-market rates.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Underwriters and our other or their affiliates may make a market for the Notes; however, they are not required to do so. The Underwriters or any of our other or their affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Issue Price, and as a result, you may suffer substantial losses.

The Temporary Price at Which TD Securities (USA) LLC May Initially Buy The Notes in the Secondary Market May Exceed Other Secondary Market Values and, Depending on Your Broker, the Valuation Provided on Your Customer Account Statements May Not Be Indicative of Future Prices of Your Notes.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which TD Securities (USA) LLC may initially buy or sell the Notes in the secondary market (if TD Securities (USA) LLC makes a market in the Notes, which it is not obligated to do) may, for a temporary period after the Pricing Date of the Notes, exceed the secondary market value of the Notes, as discussed further under “Supplemental Plan of Distribution (Conflicts of Interest).” During this temporary period such prices may, depending on your broker, be greater than the valuation provided on your customer account statements; you should inquire with your broker as to the valuation provided on your customer account statement. The price at which TD Securities (USA) LLC may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.

Significant Aspects of the Tax Treatment of the Notes May Be Uncertain.

The U.S. tax treatment of the Notes may be uncertain. Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.

TD SECURITIES (USA) LLC		BARCLAYS CAPITAL INC
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For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see “Tax Consequences—Canadian Taxation” in the prospectus. If you are not a Non-resident Holder (as that term is defined in “Canadian Taxation” in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC		BARCLAYS CAPITAL INC
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Supplemental Discussion of U.S. Federal Income Tax Consequences

General The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes. This discussion replaces the federal income tax discussions in the prospectus supplement and prospectus. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:

•	an individual who is a citizen or a resident of the U.S., for U.S. federal income tax purposes;
•	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S. or any State thereof (including the District of Columbia);
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:

•	a nonresident alien individual for federal income tax purposes;
•	a foreign corporation for federal income tax purposes; or
•	an estate or trust whose income is not subject to federal income tax on a net income basis.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. In addition, this summary addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the U.S.; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.

U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes and Payments of Interest

The Notes should be treated as indebtedness for U.S. federal income tax purposes, and the balance of this summary assumes that the Notes are treated as indebtedness for U.S. federal income tax purposes.

We intend to treat the Notes as issued with “original issue discount” for U.S. federal income tax purposes. Accordingly, U.S. Holders generally will be required to include such original issue discount in gross income (as ordinary income) in advance of the receipt of cash attributable to that income.

Because Barclays Capital Inc. proposes to offer the Notes at varying prices, the “issue price” of the Notes for federal income tax purposes may differ from the amount you pay for the Notes or from their Principal Amount. We intend to treat the issue price as $992.50. If you purchase the Notes for an amount that exceeds their issue price, the Notes may have acquisition premium and you may be entitled to reduce your original issue discount inclusions in respect of the Notes. Any IRS Form 1099-OID you receive in respect of the Notes will not reflect any adjustment for acquisition premium, and you should consult your tax advisor regarding the adjustment.

TD SECURITIES (USA) LLC		BARCLAYS CAPITAL INC
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Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that your Notes should be treated in the manner described above. However, the U.S. federal income tax treatment of the Notes is uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”) regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. We urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

Sale, Exchange, Early Redemption or Maturity of the Notes

Upon the disposition of a Note by sale, exchange, early redemption, maturity or other taxable disposition, a U.S. Holder should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed qualified, stated interest) and (2) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s cost of the Note, increased by any original issue discount or market discount previously included in income by the U.S. Holder, and reduced by any cash payments on other than qualified stated interest. Because the Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations.

Medicare Tax on Net Investment Income

U.S. Holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse) or $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax with respect to their investment in the Notes.

Specified Foreign Financial Assets

Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this reporting obligation to your ownership of the Notes.

Tax Treatment of Non-U.S. Holders

In general and subject to the discussion below, payments on the Notes to a Non-U.S. Holder and gain realized on the sale, exchange, early redemption, maturity or other taxable disposition of the Notes by a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, unless (1) such income is effectively connected with a trade or business conducted by such Non-U.S. Holder in the U.S., (2) in the case of gain, such Non-U.S. Holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the U.S. for more than 182 days in the taxable year of the sale and certain other conditions are satisfied, (3) such Non-U.S. Holder fails to provide the relevant correct, complete and executed IRS Form W-8 or (4) such Non-U.S. Holder has certain other present or former connections with the U.S.

Backup Withholding and Information Reporting

Interest paid on, and the proceeds received from a sale, exchange, early redemption, maturity or other taxable disposition of Notes held by a U.S. Holder will be subject to information reporting unless the U.S. Holder is an “exempt recipient” and may also be subject to backup withholding if the holder fails to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Payments of principal and interest on, and proceeds from the taxable disposition of, Notes held by a Non-U.S. Holder to or through certain brokers may be subject to a backup withholding tax on “reportable payments” unless, in general, such Non-U.S. Holder complies with certain procedures or is an exempt recipient. Any such amounts so withheld from distributions on the Notes generally will be refunded by the IRS or allowed as a credit against such Non-U.S. Holder’s federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim. Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.

Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC		BARCLAYS CAPITAL INC
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Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TD Securities (USA) LLC, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TD Securities (USA) LLC will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to Barclays Capital Inc. TD Securities (USA) LLC will receive a commission of $13.57 (1.357%) per $1,000 principal amount of the Notes and will use a portion of that commission to allow selling concessions to Barclays Capital Inc. in connection with the distribution of the Notes. Barclays Capital Inc. offered the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices determined at the time of each sale; provided that, such prices are not less than $992.50 (99.25%) or greater than $1,000 (100.00%) per $1,000 Principal Amount. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The total “Underwriting Discount” and “Proceeds to TD” specified on the cover hereof reflect the aggregate underwriting discount per Note at the time TD established its hedge positions on or prior to the Pricing Date, which was variable and fluctuated depending on market conditions at such times.

Delivery of the Notes will be made against payment for the Notes on July 26, 2018, which is the third (3rd) Business Day following the Pricing Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade. See “Plan of Distribution” in the prospectus.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which TD Securities (USA) LLC may initially buy or sell the Notes in the secondary market, if any, may, for a temporary period expected to be approximately 18 months after the Issue Date, exceed the secondary market value of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. This discretionary election and the temporary reimbursement period are determined on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

Conflicts of Interest. TD Securities (USA) LLC is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TD Securities (USA) LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We may use this pricing supplement in the initial sale of the Notes. In addition, the Underwriters or another of our or their affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we, Barclays Capital Inc. or our or their agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

TD SECURITIES (USA) LLC		BARCLAYS CAPITAL INC
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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 31, 2016 which has been filed as Exhibit 5.3 to the registration statement on form F-3 filed by the Bank on May 31, 2016.

In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 31, 2016, which has been filed as Exhibit 5.2 to the registration statement on form F-3 filed by TD on May 31, 2016.

TD SECURITIES (USA) LLC		BARCLAYS CAPITAL INC
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